Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in Registration Statement Nos. 333-85978 and 333-106837 of Fox Entertainment Group, Inc. on Form S-3, of our report relating to the consolidated financial statements of Hughes Electronics Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the related financial statement schedules. Such report, which is dated January 15, 2003 (March 6, 2003 as to Note 22 and July 22, 2003 as to the reclassification of DIRECTV Broadband as a discontinued operation and the reclassification of segment information as described in Note 1, Note 2 and Note 18), and which expresses an unqualified opinion including an explanatory paragraph related to the change that Hughes Electronics Corporation made in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” is included in this Current Report on Form 8-K/A of Fox Entertainment Group, Inc. dated March 5, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Los Angeles, California

March 5, 2004